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                                                                     EXHIBIT 4.5

                                              December 20, 1999


DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA 02482

         Re:   Metretek Technologies, Inc.
               ---------------------------

Ladies and Gentlemen:

         Reference is made to the Securities Purchase Agreement between Metretek Technologies, Inc. (the "Company") and the Purchasers named therein, dated December 9, 1999 (the "Purchase Agreement"). Capitalized terms not defined herein have the meanings given them in the Purchase Agreement. Reference is also made to the letter agreement between the Company and DDJ Capital Management, LLC dated December 9, 1999 (the "Side Letter").

         In furtherance of the transactions contemplated by the Side Letter, and in consideration of the agreement of funds and accounts managed by DDJ Capital Management, LLC to purchase Units at the Initial Closing and conditional agreement to purchase Units at the Second Closing and the Company's agreements herein, the parties hereto agree as follows:

         1. The Company shall include in the Proxy Statement, and recommend that the stockholders of the Company approve as part of the Stockholders Meeting Matter, the amendments to the Company's Certificate of Incorporation described herein. The Company shall use its best efforts to obtain the approval of its stockholders (whether at the Special Stockholders Meeting or otherwise) and the Bank of Canada.

         2. Immediately after the Special Stockholders Meeting the Company shall make all filings with the Delaware Secretary of State necessary to amend and restate Section A.2 of the Series B Preferred Stock to read as follows if the stockholders of the Company have approved such amendments:

         "2.      Election of Directors.
                  ----------------------

                  (a) So long as an aggregate of at least 2,000 shares of Convertible Preferred Stock remain outstanding, the holders of outstanding shares of Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the individual receiving the greatest number of affirmative votes of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Stock Director Designee"), with each share of Convertible Preferred Stock entitled to one (1) vote, and with votes cast


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against such person and votes withheld having no legal effect. Each Director so elected shall hold office until a new Convertible Preferred Stock Director Designee is elected Director as provided below, provided that such Director shall in any event cease to hold office at such time as the holders of Convertible Preferred Stock are no longer entitled to elect a Director in accordance with this Section A.2. The election of the Convertible Preferred Stock Director Designee by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of Common Stock, (ii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of capital stock, (iii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock (a "Majority Interest") or (iv) in lieu of an election at a meeting, by the written consent of holders of not less than sixty-six and two-thirds percent (662/3%) of the outstanding shares of Convertible Preferred Stock (a "Two Thirds Interest"). If at any time when any share of Convertible Preferred Stock is outstanding the Convertible Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above. The holders of a majority of the outstanding shares of Convertible Preferred Stock, may, in their sole discretion, determine to elect fewer than one (1) Convertible Preferred Stock Director Designee from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted. The holders of Common Stock and the holders of any other class or series of capital stock of the Company with the right to vote in the election of directors shall be entitled to elect the remaining members of the Board of Directors.

                  (b) Notwithstanding the provisions of paragraph 2(a) above, in the event that the Corporation fails for any reason to redeem the Convertible Preferred Stock in full in accordance with the terms of Section A.5(a) hereof, then the number of Directors on the Corporation's Board of Directors shall immediately and without any action taken by the Corporation or any of its stockholders, be increased by the minimum such number as is necessary to ensure that the directors elected under this paragraph 2(b) (the "Default Preferred Directors") will constitute a majority of the Corporation's Board of Directors, and the holders of the Convertible Preferred Stock shall be entitled to elect the Default Preferred Directors, with each share of Convertible Preferred Stock entitled to one (1) vote. Each Default Preferred Director so elected shall hold office in accordance with the terms for directors elected at such meeting as provided by law, the Certificate of Incorporation, as amended, or the by-laws of the Corporation in effect at the time, provided that such Director shall in any event cease to hold office at such time as the holders of Convertible Preferred Stock are no longer entitled to elect Default Preferred Directors in accordance with this Section A.2(b). The election of the Default Preferred Directors by the holders of the Convertible Preferred Stock shall occur (i) at the annual meeting of holders of Common Stock, (ii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of capital stock, (iii) if there is then no Convertible Preferred Stock Director Designee serving as a Director, at any special meeting of holders of Convertible Preferred Stock called by a Majority Interest or (iv) in lieu of an election at a meeting, by the written consent of holders of a Two


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Thirds Interest. If at any time when any share of Convertible Preferred Stock is outstanding any Default Preferred Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.
The holders of a majority of the outstanding shares of Convertible Preferred Stock may, in their sole discretion, determine to elect fewer than all of the Default Preferred Directors from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted. Upon full payment by the Corporation of all amounts payable to the holders of the Convertible Preferred Stock pursuant to Section A.5(a) hereof, including any interest thereon, which the Board of Directors shall cause to be made by the Corporation as soon as is lawful and practicable, the right of the holders of Convertible Preferred Stock to elect Default Preferred Directors under this paragraph 2(a) shall terminate, the terms of all such Default Preferred
Directors shall forthwith cease, and the number of Directors shall forthwith be reduced by an amount equal to the number of Default Preferred Directors which the holders of the Convertible Preferred Stock were previously entitled to elect hereunder.

         (c) Whenever the holders of Convertible Preferred Stock are entitled to take any action under either paragraph (a) or (b) of this Section A.2(b), a Majority Interest shall have the right to fix any record date and the date, time and location, to the extent applicable, of any meeting or written consent referred to therein and to send any required notices. If a Majority Interest requests that the Corporation take any of such actions, it will do so immediately. The Corporation will not take any action, including amending its Certificate of Incorporation or bylaws, which is inconsistent with the intent or purposes of Section A.2."

         3. The terms of the Side Letter shall remain in full force and effect unless and until the amendments referred to in paragraph 2. above have been filed with the Secretary of State of Delaware and have become effective in accordance with applicable law.




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                                              Sincerely,

                                              METRETEK TECHNOLOGIES, INC.



                                              By:   /s/ A. Bradley Gabbard
                                                    ----------------------------
                                              Name:     A. Bradley Gabbard
                                              Title:    Executive Vice President


Acknowledge and agreed:

DDJ CAPITAL MANAGEMENT


By: /s/ Judy K. Mencher
   ----------------------------
Name: Judy K. Mencher
Title: Member